Exhibit 10.15

AMENDED AND RESTATED TAX SHARING AGREEMENT

This Amended and Restated Tax Sharing Agreement (this “Agreement”) is made and entered into this day of [ • ], 2015 by and among ORIX USA Corporation, a Delaware corporation  (hereinafter referred to as “Parent”), HL Transitory Merger Company, Inc., a Delaware corporation (“NewCo”), and Houlihan Lokey, Inc., a Delaware corporation (“Houlihan Lokey”) and all corporations that are as of this date eligible to file a consolidated return as a member of the affiliated group of Parent within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), including ORIX Commercial Alliance Corporation, a Delaware corporation (“OCAC”), ORIX Real Estate Capital, Inc., a Delaware corporation (“OREC”), and ORIX Capital Markets, LLC, a Delaware limited liability company that has elected to be treated as a C corporation for U.S. federal income tax purposes (“OCM”) (each hereinafter referred to as “Member” in the singular and/or plural, including Parent, as the context may require, and referred to as “Group” in the collective).  Signatories to this Agreement may also include any corporation that may join in the filing of a return filed on a combined, unitary or any other basis with any other Member, at the Parent’s sole discretion, and this Agreement shall apply to the extent appropriate.

RECITALS

WHEREAS, Parent, OCAC, OREC, OCM and Fram Holdings, Inc., a Delaware corporation (“Fram”) entered into an Agreement dated January 1, 2006, governing the filing of tax returns and allocation of tax liabilities and tax benefits among such parties (the “Prior Agreement”);

WHEREAS, the parties hereto wish to amend and restate the Prior Agreement in its entirety in the form of this Agreement;

WHEREAS, Houlihan Lokey, Inc., a California corporation, merged with and into Houlihan Lokey, with Houlihan Lokey as the surviving corporation and such merger intended to be treated as a reorganization within the meaning of IRC Section 368(a)(1)(F) (the “HL F Reorg”);

WHEREAS, Houlihan Lokey shall distribute (i) its interests in [Non-Op Asset Holdco], LLC, a Delaware limited liability company (collectively, the “Non-Operating Assets”), (ii) a subordinated promissory note issued by Houlihan Lokey with an initial principal amount of $45 million (the “HL Subordinated Note”) and (iii) a note issued by Houlihan Lokey with an initial principal amount of $[ • ] (the “HL Placeholder Note”) to HLHZ Holding Company, LLC (“HLHZ”), which thereafter shall distribute the Non-Operating Assets, HL Subordinated Note and HL Placeholder Note to Fram, which thereafter shall distribute the Non-Operating Assets, HL Subordinated Note and HL Placeholder Note to the holders of outstanding shares of vested Common Stock of Fram (collectively the “Pre-IPO Distribution”);

WHEREAS, the shareholders of Fram shall contribute all the outstanding equity interests of Fram to NewCo in exchange for shares of NewCo representing 100 percent of the outstanding shares of NewCo (the “NewCo Exchange”);

WHEREAS, immediately following the NewCo Exchange, Fram shall convert into Fram Holdings, LLC, a Delaware limited liability company (“Fram LLC”), with the NewCo Exchange and such conversion intended to be treated as a reorganization within the meaning of IRC Section 368(a)(1)(F) (the “Fram F Reorg”), and, immediately thereafter, HLHZ shall distribute all of the issued and outstanding shares of Houlihan Lokey to Fram LLC, which immediately thereafter shall distribute all such shares to NewCo (the “HL Distribution”);

WHEREAS, immediately following the HL Distribution, NewCo shall distribute all of the issued and outstanding limited liability company interests of Fram LLC to Parent or an affiliate thereof, to repurchase the Class A Preferred stock of NewCo held by Parent (the “OCC Distribution”);

WHEREAS, immediately following the OCC Distribution, NewCo shall merge with and into Houlihan Lokey, the separate corporate existence of NewCo shall cease and Houlihan Lokey shall continue as the surviving corporation in such merger (the “HL Merger”), with the HL Merger intended to be treated as a reorganization within the meaning of IRC Section 368(a)(1)(A);

WHEREAS, the transactions contemplated hereby shall occur immediately prior to the closing of the initial public offering of Houlihan Lokey;

WHEREAS, Parent, as of this date, owns 100 percent of the issued and outstanding capital stock of OCAC, OREC and OCM, and indirectly owns more than 80 percent of the capital stock of Fram, and each Member is willing to be included in the filing of a consolidated federal income tax return for the year ended March 31, 2006 and beyond provided that Parent is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to such consolidated federal income tax return; and

WHEREAS, Parent and the Members each desire to compensate the other fully for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. It is the intent and desire of the parties hereto that a method be established:

(1)                              for allocating the consolidated “federal income tax liability” (as determined under Treasury Regulation Section 1.1502-2) of the Group among its Members (as required by IRC Section 1552(a));

(2)                              for reimbursing Parent for payment of such tax liability;

(3)                              for compensating any Member for use of its “net operating loss”, “net capital losses”, or “tax credits” in arriving at such consolidated tax liability;

(4)                              to provide for the allocation and payment of any refund arising from a carryback of net operating losses, capital losses or tax credits from prior or subsequent taxable years; and

(5)                              to provide for the allocation and payment of taxes relating to (i) the Pre-IPO Distribution, (ii) the assets and businesses to be distributed to Parent in the OCC Distribution (the “OCC Business”), (iii) the OCC Distribution and (iv) all other assets and businesses of Houlihan Lokey and its subsidiaries not described in clauses (i) through (iii) (collectively, the “HL Business”).

NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings hereinafter provided, Parent and each Member hereby agree as follows:

1.                                    CONSOLIDATED RETURN ELECTION

Each Member agrees to continue to join in the filing of a consolidated federal income tax return by Parent for the fiscal year ended March 31, 2006, and for any subsequent taxable periods for which the Group is required to file such a return, or is permitted to file such a return if Parent so deems it appropriate, provided that such Member is permitted by law to join in filing such a consolidated federal income tax return for such period.  Additionally, the Members agree that for fiscal years ending prior to March 31, 2006, the relevant provisions of this Agreement will be applied retroactively (i.e., in the event of tax adjustments as set forth in Paragraph 4).  It is recognized that in certain circumstances Parent may be allowed to terminate the filing of a consolidated income tax return; any termination decision may be made at the sole discretion of Parent.  The Members agree, to the extent not already done so, to execute and file such consents and Parent agrees to execute and file such consents, including for any Member’s newly acquired wholly-owned subsidiaries, elections and other documents and to take all such other actions as may be necessary or appropriate to carry out the purpose of this Agreement.  Any period for which the Members are included in a consolidated federal income tax return filed by Parent is referred to in this Agreement as a “Consolidated Return Year.”

2.                                    LIABILITIES FOR CONSOLIDATED RETURN YEARS

The tax liability of the Group for any tax return filed on a consolidated, combined, unitary or similar basis shall be apportioned among the Members of the group in accordance with the ratio that the portion of the consolidated, combined, unitary or similar taxable income attributable to each Member of the group having taxable income bears to the consolidated, combined, unitary or similar Group taxable income; provided, however, that, for purposes of this Paragraph 2:

(a)                               any income related to the OCC Business and the OCC Distribution, including, for the avoidance of doubt, any gain recognized under IRC Section 311(b) and similar provisions of state and local tax law, shall not be treated as the taxable income of Fram, NewCo, Houlihan Lokey or any of their respective subsidiaries, but shall instead be treated as the taxable income of Parent;

(b)                              (i) any income related to the Pre-IPO Distribution, including, for the avoidance of doubt, any gain recognized under IRC Section 311(b) and similar provisions of state and local tax law, (ii) any income of Houlihan Lokey, Fram and NewCo resulting from (x) the HL F Reorg, (y) the Fram F Reorg and (z) the HL Merger (except, in each case of (x), (y) and (z), any such income attributable to the OCC Business and the OCC Distribution, which income shall be allocated as described under Paragraph 2(a) hereof), and (iii) any income recognized upon the HL Distribution (except any such income recognized as a result of either HLHZ or Fram LLC, at the time of the HL Distribution, being classified as a corporation for United States federal income tax purposes) shall, in each case of (i), (ii) and (iii), be allocated to Houlihan Lokey; and

(c)                               any liability for amounts that are required to be withheld as a result of the Pre-IPO Distribution under applicable law shall be allocated to Houlihan Lokey.

The Members each agree to make quarterly estimated income tax payments to Parent for consolidated federal or state income taxes based on the manner in which the quarterly tax liability of the consolidated Group is apportioned among the members of the group in accordance with the ratio which that portion of the consolidated taxable income attributable to each member of the Group having taxable income bears to the consolidated taxable income.  For federal income tax purposes, the Group will apply IRC Section 1552(a)(1).

The Members further agree to remit to Parent any tentative balance due on account of their federal income tax liability no later than the unextended due date of the income tax return (i.e., the fifteenth day of the third month following the close of the tax year).  At the time of filing of the consolidated federal (or state) tax returns (i.e., no later than the 15th day of the ninth month following year end, including extensions), Members agree to remit to Parent any final balance due for the year.  All remittances to Parent will be delivered so as to be received by Parent no less than 5 business days before Parent’s required due date to pay amounts to the appropriate tax authorities, whether or not Parent has any actual liability to a particular tax authority.  Parent agrees to refund Members any tax overpayment for the year (less any amount agreed to be applied to the subsequent years estimated tax) within 45 days of the filing of the consolidated federal return for the year.  Additionally, if a Member is entitled to a payment with respect to its net operating loss, etc. (as set forth in Paragraph 3), Parent agrees to pay this amount within 45 days of the filing of the consolidated federal return for the year or, in the case of a carryback claim, within 15 days from the receipt of the applicable tax refund.  Parent further agrees to indemnify and hold harmless Houlihan Lokey and its subsidiaries, Fram and NewCo  for (i) any taxes imposed on or measured by income that is treated as allocable to Parent pursuant to this Paragraph 2 or Paragraph 5 below, (ii) any taxes imposed on or measured by income that is otherwise related to the OCC Business or the OCC Distribution and (iii) any taxes imposed on or measured by income that is not treated as allocable to Houlihan Lokey or its subsidiaries, Fram or NewCo pursuant to this Paragraph 2 or Paragraph 5 below.  Houlihan Lokey agrees to indemnify and hold harmless Parent, OCAC, OREC, OCM, Fram LLC, HLHZ and their respective subsidiaries for (x) any taxes imposed on or measured by income that is treated as allocable to Fram, NewCo, Houlihan Lokey or any of their respective subsidiaries pursuant to this Paragraph 2 or Paragraph 5 below and (y) any taxes that are allocated to Houlihan Lokey pursuant to Paragraph 2(c).

3.                                    TAX BENEFITS

If for any consolidated return year, any Member has a net operating loss, net capital loss, or generates a tax credit that reduces the consolidated federal tax liability of the Group (either for the current year or for a prior year in the case of a carryback) below the amount that would have been payable if that Member had not incurred such loss or generated such a tax credit, Parent agrees to give the member full federal tax benefit for the amount of such reduction.  Parent will pay such tax benefit to the Member no later than the time provided for in Paragraph 2.

If part or all of an unused consolidated net operating loss, net capital loss, tax credit, or similar type item, is allocated to a Member of the Group pursuant to Treasury Regulations Section 1.1502-79, and it is carried back, if utilized, or it is carried forward, whether or not utilized, to a year in which such Member filed a separate income tax return or a consolidated federal income tax return with another group, any refund or reduction in tax liability arising from the carryback or carryforward shall be retained by such Member and such item shall not enter into the calculation of liability to or from Parent in Paragraph 2 above or this Paragraph 3.  (If such refund or reduction goes to some entity other than the Member, then it is the responsibility of such other entity to have such amount paid over to the Member.)  Notwithstanding the above, Parent shall determine whether an election shall be made not to carry back any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Treasury Regulations Section 1.1502-79) in accordance with IRC Section 172(b)(3).

4.                                    TAX ADJUSTMENTS

In the event of any adjustment to the consolidated federal income tax returns which include Parent and the Members as filed (whether by reason of an amended return, claim for refund, and audit or adjustment by the Internal Revenue Service or any taxing authority, or by proper judicial action), the liability of Parent and the Members under Paragraphs 2 and 3 shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and any payment thereby required under Paragraphs 2 and 3, by Parent to the Members or by the Members to Parent, as the case may be, shall be made within a reasonable time after assessment or agreement for payments of additional tax liability is made or refunds of taxes paid are received.  Such reasonable time shall generally be five days before the payment due date or expected payment date, or five days after refunds are received and each Member’s share has been determined.

If any interest is to be paid or received as a result of a consolidated tax deficiency or refund for a taxable year, such interest shall be allocated to the parties in the ratio each party’s change in tax liability bears to the total change in tax liability.  Any penalty shall be allocated upon the basis as Parent deems just and proper in view of all applicable circumstances.

The following additional provisions shall apply in the event of an examination by the Internal Revenue Service or any other foreign, state or local tax authority (hereinafter referred to collectively as “IRS”) with respect to any tax period for which such Member filed a consolidated tax return with Parent:

(a)                               It is agreed that Parent shall have the responsibility for conducting any IRS examination, provided, however, that if any such examination could adversely affect Houlihan Lokey or its subsidiaries, Parent shall (i) promptly inform Houlihan Lokey regarding such examination, (ii) provide Houlihan Lokey with a reasonable opportunity to participate in such examination, and (iii) not effect a settlement or compromise of such matter that could adversely affect Houlihan Lokey or its subsidiaries without the consent of Houlihan Lokey, which consent shall not be unreasonably withheld.

(b)                              Each Member agrees that it will inform Parent promptly of all questions raised by the IRS conducting an examination of tax returns and shall cooperate with Parent’s accountants, tax advisors and counsel in working with the IRS in response to adjustments proposed by the IRS.

(c)                               Each Member agrees that any adjustment to its tax liability out of an examination by the IRS shall be computed on the basis of agreements reached by Parent and the IRS.

(d)                             Each Member hereby waives any and all present and future claims against Parent relating to any compromise, arrangement or agreement between Parent and the IRS based upon an allegation that such compromise, arrangement or agreement improperly causes an overstatement of its liability to Parent or that such Member could have reached a more favorable agreement with the IRS on a separate company basis, unless such overstatement results from gross negligence or fraudulent conduct on the part of Parent, its agents or representatives.

5.                                    STATE, LOCAL AND FOREIGN TAXES

To the extent that Members file a state, local or foreign consolidated, combined, unitary or similar type returns with Parent and which combine Members’ items, or that the filing position of one Member may affect another Member’s tax liability, Parent may extend the provisions of this Agreement to apply to such filings when it otherwise would not apply, or choose not so to extend the provisions of this agreement, in either case when it deems reasonable after considering the effects on the Members as a whole. If such authority is undertaken by Parent, it is agreed that the concepts set forth in this Agreement will apply for purposes of allocating and determining such tax liabilities and benefits. It is understood that such authority may apply to income and franchise taxes, as well as other types of taxes that include in their determination of tax an amount representing a tax based on income. The Members understand that the treatment of items on returns requires the consistent application of tax principles. In the case of consolidated, combined or separate state or local income or franchise tax filings, Members agree to fund tax payments at the direction of Parent and may do so a manner similar to that provided for funding the consolidated federal tax payments. Parent may also fund payments on behalf of Members and seek reimbursement through normal intercompany settlements. Members agree to inform Parent promptly regarding any inquiries they receive from state, local, or foreign tax authorities.

6.                                    PARENT’S RESPONSIBILITIES

Parent agrees that it will prepare and file timely (including any properly obtained extensions of time) all returns which are required by the IRC and Treasury Regulations (or applicable state or foreign authorities) promulgated thereunder to be filed by members of groups filing consolidated federal, foreign or state income tax returns for which both Parent and one or more Members is a member. Parent will pay all liabilities for federal income taxes reflected thereon and may pay certain liabilities for state or foreign income tax purposes, provided, however, that quarterly tax estimates established by the Members for the purpose of paying income taxes for any tax year and any final income tax liabilities computed under the standards set forth in this agreement shall be transferred to Parent pursuant to the provisions of Paragraph 2 herein, permitting Parent to have funds to satisfy any income taxes for which the Members would be liable.  Parent may with reasonable notice delegate this responsibility to the Members as appropriate (particularly in the case of foreign taxes or subsidiaries).

7.                                    BOOKS AND RECORDS

Each of Parent and each Member agrees that it will prepare and maintain all books, records and accounts which are required by the IRC and Treasury Regulations promulgated thereunder (and appropriate state and foreign authorities) to be prepared or maintained by members of groups filing income tax returns with Parent including, but not limited to, all books, records and accounts with regard to intercompany transactions and earnings and profits.  For this purpose books and records include records on electronic media such as computer disks, other magnetic or electronic media, microfiche or any other storage medium.

8.                                    SUBSIDIARIES OF MEMBERS

The determination of the pro-rata tax liability or benefit allocated to a Member for a consolidated return year will include the activity of the Member’s wholly-owned subsidiaries on the subgroup basis. Additions to or deletions from a subgroup will be made as deemed appropriate by Parent.

9.                                    TAX LAW CHANGES

Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the IRC or the Treasury Regulations thereunder shall automatically be applicable to this Agreement mutatis mutandis.

10.                            AVAILABILITY OF DOCUMENTS

All material, to the extent appropriate, including, but not limited to returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect and including Parent as a member shall be made available to any party to this Agreement during regular business hours for a minimum period equal to applicable federal record retention requirements (but in no event shall records be destroyed less than 10 years after the end of the fiscal year).

11.                            NEW MEMBERS

The Members hereto specifically recognize that from time to time other entities may become Members of the Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement, or duplicate copies thereof, or by joining in the filing of the consolidated return for the year.

12.                            CONTINUITY OF AGREEMENT

Failure of one or more parties hereto to qualify by meeting the definition of Member of the Group shall not operate to terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.  Any Member which leaves the Group shall continue to be bound by this Agreement with respect to tax years for which it was a Member, to the extent appropriate.

13.                            ATTRIBUTES AND BENEFITS OF MEMBERS THAT HAVE LEFT THE GROUP

If a Member has left the Group and has a carryback to a tax year during which it was a Member, no liability shall exist under Paragraph 3 above nor any payment be made to the former member and any benefit shall be the property of Parent, except to the extent the carryback actually reduces the consolidated federal tax liability of the Group for any year below the amount that would have been payable if that former Member did not have such a carryback.  Furthermore, Parent and each Member agree that upon leaving the group, the Member will receive no allocation of tax attributes (i.e., net operating loss carryovers, etc.) except to the extent agreeable by Parent or required to be allocated to the Member under the IRC or Treasury Regulations.  Similarly, no allocation of state tax attributes shall be made to departing Members upon leaving the Group, except to the extent agreeable by Parent or required to be allocated to the Member under state tax rules and regulations.

14.                            TAX TREATMENT OF REORGANIZATIONS

The parties hereto intend that (i) the HL F reorg be treated as a reorganization within the meaning of IRC Section 368(a)(1)(F), (ii) the Fram F Reorg be treated as a reorganization within the meaning of IRC Section 368(a)(1)(F), and (iii) the HL Merger be treated as a reorganization within the meaning of IRC Section 368(a)(1)(A).  No party hereto shall take any action, or fail to take any action, which is inconsistent with such treatment, unless required by a final “determination” within the meaning of IRC Section 1313(a).  In pursuance of the foregoing, and except as provided in the preceding sentence, the parties will report the HL F Reorg as a reorganization within the meaning of IRC Section 368(a)(1)(F), the Fram F Reorg as a reorganization within the meaning of IRC Section 368(a)(1)(F), and the HL Merger as a reorganization within the meaning of IRC Section 368(a)(1)(A), and in each case will comply with all reporting and recordkeeping obligations of such reorganization as set forth in the IRC and the Treasury Regulations promulgated thereunder, including the recordkeeping and information filing requirements of Treasury Regulation Section 1.368-3.

Parent represents that HLHZ is treated as an entity that is disregarded as separate from its owner for all applicable income tax purposes.  Parent shall cause Fram to convert into Fram LLC pursuant to Section 18-214 of the Delaware Limited Liability Company Act, effective after the NewCo Exchange but prior to the HL Distribution, and represents that upon the effectiveness of such conversion, Fram LLC is treated as an entity that is disregarded as separate from its owner for all applicable income tax purposes.  No party hereto shall take any action, or fail to take any action, which is inconsistent with such treatment of HLHZ and Fram LLC, unless required by a final “determination” within the meaning of IRC Section 1313(a).

15.                            BINDING EFFECT

This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties thereto to the same extent as if such successor had been an original party to this Agreement; but no assignment shall relieve any party’s obligations hereunder without the written consent of the other parties to this Agreement.  Although it is intended that this agreement have as signatories all Members that are eligible to be signatories, any omission shall not have any effect on the binding nature of this Agreement as to the signatories thereto.

16.                            CONSTRUCTION

This agreement is to be construed in furtherance of the concepts embodied herein and if in the administration of it any provision is inconsistent therewith, then it shall be administered consistent with such concepts.  The Controller of Parent shall make determinations and apply the provisions of this Agreement in a manner that results in its appropriate application.  Any ambiguities shall be resolved without regard to which party drafted the Agreement.

17.                            DISPUTES

A dispute or difference between the Members with respect to the operation or interpretation of this Agreement shall be decided by Parent in a reasonable manner based upon a good faith interpretation of this Agreement and after giving consideration to the benefits and burdens of any such decision on the affected Members.  Any decision so made by Parent shall be final and binding to all Members to this Agreement.

18.                            GOVERNANCE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.                            AMENDMENTS

This Agreement may be amended by the Parent without the consent of any Member if the effect of the amendment is to increase the tax payments to any Member (other than Parent) under this Agreement.

20.                            TAX TREATMENT OF PAYMENTS

All payments made hereunder by Parent to NewCo, Houlihan Lokey or their subsidiaries, on the one hand, and all payments made by NewCo, Houlihan Lokey or their subsidiaries to Parent, on the other hand, in each case when made after NewCo, Houlihan Lokey or their subsidiaries, as applicable, have ceased to be Members, shall be treated as having been made immediately prior to when NewCo, Houlihan Lokey or their subsidiaries, as applicable, ceased to be Members.

21.                            ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings, both written and oral.

22.                            SEVERABILITY

In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable.  In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

23.                            WAIVER

Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

24.                            SUCCESSORS AND ASSIGNS

All provisions of the Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

25.                            NO THIRD-PARTY BENEFICIARIES

This Agreement is solely for the benefit of the parties to this Agreement and their respective affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

26.                            HEADINGS; REFERENCES

The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Paragraphs” shall be deemed to be references to Paragraphs hereof unless otherwise indicated.

27.                            COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

28.                            PREDECESSORS AND SUCCESSORS

To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

29.                            SPECIFIC PERFORMANCE

The parties hereto acknowledge and agree that irreparable damages will result if this Agreement is not performed in accordance with its terms, and each party agrees that any damages available at law for a breach of this Agreement would not be an adequate remedy.  Therefore, to the full extent permitted by applicable law, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

30.                            FURTHER ASSURANCES

Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

31.                            SETOFF

All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

32.                            EXPENSES

Except as specifically provided in this Agreement, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ORIX USA Corporation

ORIX Commercial Alliance Corporation and subsidiaries

ORIX Real Estate Equities, Inc. and subsidiaries

ORIX Capital Markets, LLC and subsidiaries

HL Transitory Merger Company, Inc. and subsidiaries

Houlihan Lokey, Inc. and subsidiaries

Signature Page to Tax Sharing Agreement